SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM 8-A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             U.S. TRUST CORPORATION
                             ----------------------
             (Exact name of registrant as specified in its charter)


            New York                                      13-3818952
            --------                                      ----------
(State of incorporation or organization)                 (IRS Employer
                                                       Identification No.)


           114 West 47th Street
           New York, New York                              10036-1532
           ------------------                              ----------
(Address of principal executive offices)                   (Zip Code)

         Securities to be registered pursuant to Section 12(b) of the Act:


                                                Name of each exchange on which
Title of each class to be so registered         each class is to be registered
---------------------------------------         ------------------------------
Common Shares,                                  New York Stock Exchange
   par value $1.00 per share

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

     Securities Act registration statement file number to which this form relates: Not applicable

     Securities to be registered pursuant to Section 12(g) of the Act: None







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Item 1. Description of Registrant's Securities to be Registered.

Common Shares

     Holders of the Registrant's Common Shares, par value $1.00 per share (the "Common Shares") are entitled to one vote per share and, subject to the voting rights, if any, of any issued Preferred Shares of the Registrant, such voting rights will be exclusive. See "Preferred Shares" below. Directors of the Registrant are elected by a plurality of the votes cast at a meeting of shareholders. Holders of Common Shares do not have cumulative voting rights for the election of directors, and, as a result, a holder or group of holders of more than 50% of Common Shares entitled to vote may elect 100% of the Registrant's Board of Directors, in which case holders of the remaining Common Shares would be unable to elect any person as a director.

     In general, shareholder action other than the election of directors must be authorized by a majority of the votes cast at a meeting of shareholders. However, the New York Business Corporation Law (the "NYBCL") provides that certain extraordinary matters, such as a merger or consolidation in which the Registrant is a constituent corporation, a sale or other disposition of all or substantially all of the Registrant's assets, and the dissolution of the
Registrant would require the vote of the holders of two-thirds of all outstanding shares. Most amendments to the Registrant's Certificate of Incorporation require the vote of the holders of a majority of all outstanding shares.

     Holders of Common Shares are entitled, subject to the rights, if any, of holders of any issued Preferred Shares of the Registrant, to have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of the Registrant available for distribution to shareholders. See "Preferred Shares" below. The Registrant may not declare any dividends on, or make any payment on account of the purchase, redemption or other retirement of, Common Shares unless full cumulative dividends, where applicable, have been paid or declared and set apart for payment upon all outstanding Preferred Shares. Holders of Common Shares do not have redemption or sinking fund rights, and none of the holders of Common Shares is entitled to preemptive rights or preferential rights to subscribe for Common Shares or any other securities of the Registrant, except for the Rights to Purchase Series A Participating Cumulative Preferred Shares of the Registrant (the "Rights"), which will be exercisable or transferable separately from the Common Shares only upon the occurrence of certain events, including the acquisition by a person or group of affiliated or associated persons of 20% or more of the outstanding Common Shares. See "Shareholder Rights Plan" below. All outstanding Common Shares are fully paid and nonassessable. United States Trust Company of New York is the transfer agent and registrar for the Common Shares.

     The Registrant's Certificate of Incorporation includes a "fair price provision" that would require, as a condition to the consummation of certain business combinations, including, among others, certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving the Registrant or its subsidiaries and certain acquiring persons (namely, a person, entity or specified group which beneficially owns more than 10% of the voting shares of the Registrant (such person



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or persons,  an  "Interested  Shareholder")),  unless the "fair price" and other procedural requirements of the provision are met, including the affirmative vote of both (i) the holders of at least 80% of the combined voting power of the then outstanding voting shares of the Registrant, and (ii) the holders of at least a majority of the combined voting power of the then outstanding voting shares of the Registrant held by shareholders who are not Interested Shareholders or affiliates or associates of Interested Shareholders, in each case voting together as a single class. Such vote will be in addition to any other shareholder vote required and is required notwithstanding that no vote may otherwise be required, or that some lesser percentage may be specified by law, by the Registrant's Certificate of Incorporation, by the Registrant's Bylaws or otherwise.

Preferred Shares

     The Board of Directors may authorize the issuance of Preferred Shares in one or more series, which series may have such voting powers, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as the Board shall establish in its resolution providing for the issuance of such series. Any series of Preferred Shares issued by the Registrant may have dividend, dissolution and other preferences over the Common Shares and may be convertible into Common Shares. The Registrant has no present plans to issue any Preferred Shares. The Board of Directors has, however, designated a series of Preferred Shares as Series A Participating Cumulative Preferred Shares (the "Series A Preferred Shares") in connection with its shareholder rights plan. See "Shareholder Rights Plan -- Series A Preferred Shares" below.

Shareholder Rights Plan

     The Rights Agreement

     On August 29, 1995, the Board of Directors of the Registrant declared a dividend of one Right for each outstanding Common Share pursuant to a Rights Agreement dated as of September 1, 1995 (the "Rights Agreement"), between the Registrant and First Chicago Trust Company of New York, as Rights Agent. Such dividend was issued to the holders of record of Common Shares outstanding on September 1, 1995, and the Rights have been and will be issued with respect to all Common Shares issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Shares issued after the Distribution Date. Each Right, when it becomes exercisable, will entitle the registered holder to purchase from the Registrant one two-hundredth (1/200th) of a Series A Preferred Share at a price of $75, as adjusted to reflect a two-for-one split of the Common Shares in February 1997 (the "Stock Split") and subject to further adjustment in certain events as described below. Until the Distribution Date, the Rights (i) will not be exercisable, (ii) will be evidenced by the certificates for Common Shares registered in the names of the holders thereof and not by separate Right Certificates, and (iii) will be transferable with and only with Common Shares, and one Right will be associated with each Common Share, subject to adjustment in certain events. The Rights will expire on September 1, 2005 (the "Expiration Date"), unless earlier redeemed by the Registrant, as described below.



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     The  "Distribution  Date" is defined as the date of the earlier to occur of
(i) a "Triggering Event," which shall occur if any person (other than the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies) or group (including any affiliate or associate of such person or group) (collectively, an "Acquiring Person") shall acquire, or obtain the right to acquire, beneficial ownership of 20% or more of the Common Shares then outstanding, and (ii) with respect to the potential acquisition by any person (other than the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies) of beneficial ownership of 25% or more of the outstanding Common Shares, the tenth calendar day after the date of (x) notice of approval under the Bank Holding Company Act of 1956, as amended (12 U.S.C. ss.1841 et seq.), (y) notice of nondisapproval under the Change in Bank Control Act (12 U.S.C. ss.1817(j)), or (z) the expiration, without a notice of disapproval having been issued, of the prior notification period under the Change in Bank Control Act with respect to a notification thereunder.

     The Rights Agreement provides that, as soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares originally issued after the Distribution Date), and such separate Right Certificates alone will thereafter evidence the Rights.

     The number of Series A Preferred Shares or other securities issuable upon exercise of a Right is subject to adjustment from time to time in the event of
(i) the declaration of a stock dividend payable in Series A Preferred Shares or a subdivision, combination or reclassification of the Series A Preferred Shares,
(ii) the issuance of certain rights, options or warrants to holders of Common Shares or Equivalent Shares (as defined in the Rights Agreement) to subscribe for or purchase Common Shares or Equivalent Shares at a price per share less than the then-current market value of such Common Shares or Equivalent Shares, or (iii) the distribution to holders of Common Shares or Equivalent Shares of cash (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular cash dividend theretofore paid) or evidences of indebtedness, assets or securities or subscription rights, options or warrants (other than those referred to above). The Purchase Price and the number of Series A Preferred Shares or other securities issuable upon exercise of the Rights are subject to adjustment from time to time in the event of the declaration of a stock dividend on the Common Shares payable in Common Shares or a subdivision or combination of the Common Shares prior to the Distribution Date. In the event of a combination of the outstanding Common Shares into a smaller number of Common Shares prior to the Distribution Date, the number of Rights associated with each outstanding Common Share will be proportionately reduced.

     The Series A Preferred Shares are authorized to be issued in fractions which are in integral multiples of one one-hundredth (1/100th) of a Series A Preferred Share. The Registrant may, but is not required to, issue fractions of shares upon the exercise of Rights. In lieu of fractional shares, the Registrant may issue certificates or utilize a depository arrangement as provided by the terms of the Series A Preferred Shares and, in the case of fractions other than one one-hundredth (1/100th)



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of a Series A Preferred  Share or integral  multiples  thereof,  may make a cash payment based on the market price of such shares.

     In the event that the Registrant is acquired in a merger or other business combination, or 50% or more of its assets, or assets representing 50% or more of its earning power, are sold, leased, exchanged or otherwise transferred (in one or more transactions) to a publicly-traded corporation, each Right, other than Rights beneficially owned by an Acquiring Person (which Rights will be void), will entitle its holder to purchase for the Purchase Price that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Purchase Price. In the event that the Registrant is acquired in a merger or other business combination, or 50% or more of its assets, or assets representing 50% or more of the earning power of the Registrant, are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an entity that is not a publicly-traded corporation, each Right, other than Rights beneficially owned by an Acquiring Person (which Rights will be void), will entitle its holder to purchase for the Purchase Price, at such holder's option, (i) that number of shares of such entity (or, at such holder's option, of the surviving corporation in such acquisition, which could be the Registrant) which at the time of the transaction would have a book value of twice the Purchase Price, or (ii) if such entity has an affiliate which has publicly-traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price.

     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by an Acquiring Person (which Rights will be void), will thereafter have the right, upon exercise, to purchase for the Purchase Price that number of one two-hundredths (1/200ths) of a Series A Preferred Share equal in number to the number of Common Shares having a value equal to two times the Purchase Price of the Right.

     In the event that any Acquiring Person or any affiliate or associate of any Acquiring Person merges or otherwise combines with the Registrant in a transaction in which the Registrant is the surviving corporation and all of the Common Shares remain outstanding and unchanged, each holder of a Right, other than Rights beneficially owned by an Acquiring Person (which Rights will be void), will thereafter have the right to acquire, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

     In addition, the Registrant's Board of Directors, may, at its option, after such time as there is an Acquiring Person, and provided that such Acquiring Person is not the beneficial owner of 50% or more of the outstanding Common Shares, exchange all or part of the Rights, other than Rights beneficially owned by such Acquiring Person (which rights will be void), for such number of Common Shares equal to the aggregate market value on the date of such exchange equal to the Purchase Price.

     The Registrant's Board of Directors may redeem the Rights in whole, but not in part, at any time for cash or other consideration deemed appropriate by the Registrant's Board, at $0.005 per



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Right,  as adjusted  to reflect the Stock Split in February  1997 and subject to further adjustment in certain events (the "Redemption Price"), provided that upon the earlier of the date of (i) notice of approval under the Bank Holding Company Act, (ii) notice of nondisapproval under the Change in Bank Control Act, or (iii) the expiration, without a notice of disapproval having been issued, of the prior notification period under the Change in Bank Control Act, in each case for any person or group of affiliated or associated persons to acquire beneficial ownership of 25% or more of the outstanding Common Shares, and thereafter until the earlier of (A) the occurrence of a Triggering Event and (B) the Expiration Date, the Rights may be redeemed only if (1) there are disinterested directors (as defined in the Rights Agreement) then in office, and
(2) the Board of Directors, with the concurrence of a majority of the disinterested directors then in office, determines that such redemption is, in their judgment, in the best interests of the Registrant and its shareholders.

     Immediately upon the action of the Board of Directors ordering the redemption of the Rights, the Registrant will make an announcement thereof, and upon such order, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Registrant, including, without limitation, the right to vote or to receive dividends.

     At any time prior to the Distribution Date, the Registrant may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement (including the date on which the Distribution Date shall occur), except that no supplement or amendment shall be made which reduces the Redemption Price or provides for an earlier Expiration Date. From and after the Distribution Date and subject to applicable law, the Registrant may, without the approval of any holder of the Rights, amend the Rights Agreement (i) to cure any ambiguity or to correct or supplement any provision contained therein which may be defective or inconsistent with any other provision of the Rights Agreement, or (ii) to make any other provisions which the Registrant may deem necessary and desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person). However, upon (i) notice of approval under the Bank Holding Company Act, (ii) notice of nondisapproval under the Change in Bank Control Act, or (iii) the expiration, without a notice of disapproval having been issued, of the prior notification period under the Change in Bank Control Act, in each case for any person or group of affiliated or associated persons to acquire beneficial ownership of 25% or more of the outstanding Common Shares, the Rights Agreement may be supplemented or amended only if the Registrant's Board of Directors, with the concurrence of a majority of disinterested directors, determines that such supplement or amendment is in the best interests of the Registrant and its shareholders.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Registrant in a manner which causes the Rights to become discount Rights unless the offer is conditioned on a substantial number of Rights being acquired.



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     Series A Preferred Shares

     The Registrant is authorized to issue Series A Preferred Shares in connection with the Rights issued under the Rights Agreement. See "Preferred Shares" above. The holders of Series A Preferred Shares will be entitled to all the rights and privileges set forth in the Registrant's Certificate of Incorporation, certain features of which are described below.

     The holders of Series A Preferred Shares will be entitled to receive (i) quarterly cumulative dividends in an amount per share equal to $25 less dividends received pursuant to the following clause (ii), and (ii) cash dividends on each payment date for cash dividends on Common Shares in an amount per share equal to the Formula Number (as defined below) then in effect times the per share amount of all cash dividends then to be paid on each Common Share.

     The current Formula Number is 200, as adjusted to reflect the Stock Split in February 1997. In the event that the Registrant declares a dividend on the Common Shares payable in Common Shares, or effects the subdivision, combination or reclassification of the outstanding Common Shares (including any reclassification in connection with a merger in which the Registrant is the surviving corporation), the Formula Number will be appropriately adjusted further. In the event of a consolidation, merger or other transaction in which the Common Shares are exchanged for or converted into other securities, cash or any other property, the Series A Preferred Shares will be similarly exchanged or converted in an amount per share equal to the Formula Number then in effect times the amount per share of securities, cash or other property into which each Common Share is exchanged or converted.

     Holders of Series A Preferred Shares will be entitled to vote on each matter on which holders of Common Shares will be entitled to vote, and will have the number of votes equal to the Formula Number then in effect for each Series A Preferred Share held. Holders of Series A Preferred Shares will have certain special voting rights in the election of directors when the equivalent of six quarterly dividends are in default. Whenever quarterly dividends or distributions on Series A Preferred Shares are in arrears, the Registrant's right to declare or pay dividends or other distributions on, and to redeem or purchase any shares ranking junior to or on a parity with the Series A Preferred Shares, will be subject to certain restrictions.

     Upon any liquidation, dissolution or winding up of the Registrant, whether voluntary or involuntary, the holders of any Series A Preferred Shares will be entitled to receive, before any distribution is made to holders of shares ranking junior to the Series A Preferred Shares, or before any distribution (other than a ratable distribution) is made to the holders of stock ranking on a parity with the Series A Preferred Shares, an amount equal to the accrued dividends thereon plus the greater of (i) $100 per share and (ii) an amount per share equal to the Formula Number then in effect times the amount per share to be distributed to holders of Common Shares.




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     The Series A Preferred  Shares will be redeemable,  in whole, at the option of the Registrant's Board of Directors at any time at which the Board determines that no person beneficially owns more than 10% of the outstanding shares of capital stock of the Registrant generally entitled to vote in the election of directors of the Registrant, at a cash price equal to 125% of the product of the Formula Number times the average market price of a Common Share during the preceding 30 days plus accrued and unpaid dividends.

     The Series A Preferred Shares will be issuable in whole shares or in any fraction of a share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, subject to certain adjustments. In lieu of issuing fractional shares, the Registrant may issue certificates of depositary receipts evidencing such authorized fractions of shares or, in the case of fractions other than one one-hundredth (1/100th) and integral multiples thereof, pay registered holders cash equal to the same fraction of the current market value of a Series A Preferred Share (if any are outstanding) or the equivalent number of Common Shares.

No Preemptive Rights

     No holder of any stock of any class of the Registrant has any preemptive right to subscribe to any securities of any kind or class.

Description of Certain Statutory, Charter and Bylaw Provisions

     Certain Provisions of the NYBCL

     Section 912 of the NYBCL governs certain transactions between New York corporations and interested shareholders. An "interested shareholder" is one that owns at least 20% of the outstanding voting shares of a corporation. The Registrant may not engage in a "business combination" with an interested shareholder for five years after the interested shareholder becomes such, unless the business combination, or the purchase of shares by means of which the interested shareholder becomes such, is approved by the Registrant's Board of Directors in advance of such share purchase. After the five-year period, an interested shareholder may engage in a business combination with the Registrant only if (i) the business combination is approved after the five-year period by the affirmative vote of the holders of a majority of the Registrant's voting shares not beneficially owned by the interested shareholder and its affiliates and associates, or (ii) the value of the aggregate consideration to be paid by the interested shareholder in connection with the business combination satisfies certain formulas specified in the statute, and the interested shareholder, after becoming such, has not acquired any additional voting shares of the Registrant except as provided in the statute. Pursuant to Section 912(d) of the NYBCL, such restrictions do not apply to a corporation that has exempted itself by amendment to its bylaws approved by a vote of the majority of holders of outstanding voting shares, excluding the voting shares held by an interested shareholder or an associate or affiliate of an interested shareholder. The Registrant's Bylaws do not provide for such an exemption. Such an amendment would not become effective for 18 months following its



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adoption  and would  not  apply to a  business  combination  with an  interested shareholder whose share acquisition date is on or before the effective date of the amendment.

     The NYBCL also includes a "greenmail" type of anti-takeover provision (Section 513(c)), designed to prevent a corporation from buying at a premium price a corporate raider's interest in the corporation. The Registrant may not purchase or agree to purchase more than 10% of its shares from a shareholder for more than the market value thereof (as defined) unless such purchase or agreement to purchase is approved by the affirmative vote of the Board of Directors followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon. The foregoing prohibition would not apply if the Registrant were to offer to purchase shares from all holders of its shares, or with respect to shares which the holder has owned beneficially for more than two years.

     Classified Board of Directors; Nomination of Directors

     The Registrant's Bylaws provide that the Registrant's Board of Directors is to be divided into three classes of directors, as nearly equal as possible, serving staggered three-year terms. As a result, approximately one-third of the members of the Board are elected each year. This provision could prevent a party who acquires outstanding voting shares of the Registrant having majority voting power from obtaining control of the Board of Directors until the second annual shareholders' meeting following the date on which the acquiror obtains the controlling interest, and thus could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Registrant. Accordingly, this provision could increase the likelihood that incumbent directors will retain their positions. In addition, the Bylaws provide that Registrant shareholders may nominate directors for election to the Board, provided that written notice of such election conforms to certain timing and content restrictions set forth in the Bylaws.

     Number of Directors; Removal; Vacancies

     The Registrant's Bylaws provide that the number of directors, in any case not less than nine, will be determined from time to time by a majority of the entire Board of Directors or at any annual or special meeting of the shareholders entitled to vote for the election of directors. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason may be filled either by vote of the shareholders or by vote of a majority of the directors then in office, even if such directors do not constitute a quorum. An election for a directorship filled by a majority vote of the Board will occur at the next shareholders meeting including the election of directors as regular business. The Bylaws further provide that any director may be removed for cause either by vote of the shareholders or by a majority of the entire Board.




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



     Annual Meeting Shareholder Action by Unanimous Consent; Special Meetings

     The annual meeting of the shareholders of the Registrant for the election of directors and the transaction of such other business as may properly come before the meeting is held on a date which is no later than six months after the close of the Registrant's preceding fiscal year (but in no event later than thirteen months after the last annual meeting) and at such place within or without the State of New York as may be fixed by the Board of Directors.

     The Bylaws provide that shareholders action may be taken at an annual or special meeting of shareholders and that action may be taken by the written consent of shareholders in lieu of a meeting setting forth the action so taken and signed by the holders of all outstanding shares entitled to vote thereon. The Bylaws provide that special meetings of the Registrant's shareholders may only be called by the Board of Directors or by the Chairman of the Board, by the President or by a Vice Chairman of the Board. Only business pertaining to the purpose of the special meeting, as specified in the call of the meeting, can be transacted at such meeting. Shareholders will not be entitled to call a special meeting or to require the Board to call a special meeting of shareholders.

     Amendment of Certain Charter and Bylaw Provisions

     The Registrant's Bylaws provide that the Board of Directors may amend or repeal Bylaws, and new Bylaws may be adopted, (i) by vote of the holders of the shares at the time entitled to vote in the election of directors at any annual meeting of the shareholders or at any special meeting of the shareholders called for that purpose, or (ii) by the Board of Directors at any meeting of the Board, except in the case of any particular provision at any time adopted by the shareholders and specified as not subject to amendment or repeal by the Board.

     Preferred Shares

     Under the Registrant's Certificate of Incorporation, the Board of Directors has the authority to provide by resolution for the issuance of shares of one or more series of Preferred Shares and to fix the terms and conditions of each such series. See "Preferred Shares" above. The authorized Preferred Shares, as well as authorized but unissued Common Shares, will be available for issuance without further action by the Registrant's shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange on which any series of the Registrant's shares may then be listed.

     These provisions give the Registrant's Board of Directors the power to approve the issuance of a series of Preferred Shares that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Conversely, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.



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



Item 2. Exhibits

               1. Rights Agreement dated as of September 1, 1995, between New USTC Holdings Corporation (the Registrant) and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated September 5, 1995 (the "Form 8- A"), for the registration under Section 12(g) of the Securities Exchange Act of 1934 of Rights to Purchase Series A Participating Cumulative Preferred Shares.*

               2. Description of the preferences, limitations and relative rights of the Registrant's Series A Participating Cumulative Preferred Shares, as set forth in Article FOURTH, Section 6 of the Registrant's Restated Certificate of Incorporation, filed as Exhibit 3 to the Form 8-A.*


------------------

     *Incorporated herein by reference.



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


                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            U.S. TRUST CORPORATION
Date: April 13, 1999


                                            By:/s/John L. Kirby
                                            -------------------
                                               John L. Kirby
                                               Executive Vice President and
                                                 Chief Financial Officer



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